UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2006

DARK DYNAMITE, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

1-10559
(Commission File Number)

65-1021346
(I.R.S. Employer Identification No.)

c/o Lei Ming, President
E Pang Gong Site, 44 Hong Guang Road, Xi’An, PRC 710068
(Address of Principal Executive Offices) (Zip Code)

(8629) 8436-8561
(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by Dark Dynamite, Inc., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

The Registrant hereby discloses that its wholly owned subsidiary, Shan Xi Kai Da Lv You Gu Wen You Xian Gong Si, a corporation organized and existing under the laws of the Peoples’ Republic of China (“Kai Da”), Shan Xi Qin Epanggong Lv You Fa Zhan Gu Fen You Xian Gong Si, a corporation organized and existing under the laws of the Peoples’ Republic of China (“Shan Xi Qin”), and Guangzhou Lv Rong Shu Tou Zi Gu Wen You Xian Gong Si, a corporation organized and existing under the laws of the Peoples’ Republic of China (“Greentree Financial Group China”), have entered into a Contract for a Cooperative Dinner Show at the E-pang Palace Theme Park located in Xi’An, China, which Theme Park is managed by Kai Da pursuant to a Contractual Operation Agreement, a copy of which is attached as Exhibit 10 to a Form 8-K filed with the Commission on January 4, 2006, and is hereby incorporated by reference.

The Dinner Show contemplates a large-scale outdoor Qin Cultural Dinner Show Program, which will be performed on the square in the front-palace area of the Theme Park. The Dinner Show will reintroduce the Qin Dynasty dancing and songs of 2200 years ago, and provide tourists with a dinner of Chinese delicacies.

According to the Contract for Cooperative Dinner Show, a copy of which is attached hereto as Exhibit 10, Greentree Financial Group China will make an initial investment into the joint venture of US$296,000, and will be entitled to a transfer by the controlling shareholders of the Registrant of 95,000 shares of the Registrant’s convertible preferred stock, which is convertible into common shares at the rate of one share of convertible preferred stock for each twenty-five common shares, representing 2,375,000 restricted common shares. In addition, Greentree Financial Group China will be entitled to 50% of the profits of the joint venture. Kai Da and Shan Xi Qin will split the remaining half of the profits. Revenues for the joint venture are projected to come from ticket sales to patrons and sales of souvenirs to patrons and the public.

The Dinner Show is projected to open in April 2006.

The Registrant discloses that Greentree Financial Group China is an independent financial consultant to the Registrant, which is based in China, and its principals currently own approximately 400,000 shares of the Registrant’s common stock, representing approximately 1% of the total outstanding shares of common stock of the Registrant, before the effects of this transaction.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARK DYNAMITE, INC.

By /s/ Lei Ming
     Lei Ming
     President

Dated: January 24, 2006.

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EXHIBIT INDEX

Exhibit No.       Description

    10               Contract for Cooperative Dinner Show, dated January 6, 2005.

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